                        AGENCY AGREEMENT

          THIS AGREEMENT, entered into by and between Bankers
National Life Insurance Company, a Texas corporation ("Bankers") and Browning Investments, Inc., an Indiana corporation ("Agent"),
WITNESSES THAT:

          WHEREAS, Bankers desires to acquire certain real estate in Carmel, Indiana commonly known as 11790 North College Avenue
(the "Real Estate");

          WHEREAS, Agent is willing to act for and on behalf of Bankers in its efforts to acquire the Real Estate by (a) entering into a contract to purchase the Real Estate ("Purchase Contract") as agent for Bankers as an undisclosed principal, (b) obtaining such surveys, tests, examinations and/or investigations of the Real Estate as Bankers shall request or Agent deems prudent,
(c) entering into an agreement with the current tenant of the Real Estate to terminate its lease and hold tenant harmless ("Lease Termination"), as agent for Bankers as an undisclosed principal, and (d) prior to Closing assigning its interest in the Purchase Contract and Lease Termination (together the "Contracts") to Bankers and assisting Bankers in closing the purchase of the Real Estate and termination of the lease, all upon the terms and conditions hereinafter set forth;

          NOW, THEREFORE, Bankers and Agent, in consideration of the respective promises and actions to be taken by each as hereinafter described, agree as follows:

           1. Acquisition. Subject to the provisions of this Agreement, Agent shall at all times use its best efforts to secure the Purchase Contract and Lease Termination substantially upon the terms and conditions contained in Exhibit A attached hereto. Upon execution of the Purchase Agreement and Lease Termination Agreement, Agent shall promptly notify Bankers and provide it with a fully executed copy thereof.

           2. Agency Capacity. In endeavoring to secure the Purchase Agreement and Lease Termination Agreement, Agent shall at all times be acting for the account of and on behalf of Bankers and not for its individual account and benefit, excepting that Bankers acknowledges and agrees that Seller under the Purchase Agreement shall pay Agent, in its capacity as broker and not as agent, a brokerage commission as provided for in the Purchase Contract attached hereto as Exhibit A.

          3. Performance of Contracts. Agent shall use reasonably prudent judgment prior to waiving any conditions to the performance of its obligations under the Contracts and may in its discretion seek Bankers' prior consent. Agent shall use reasonably diligent efforts to keep Bankers informed of the progress of satisfaction of the conditions to closing.

           4. Site Investigations. Agent shall cause to be performed by companies acceptable to Bankers such surveys, tests, examinations and/or investigations of the Real Estate as Agent deems prudent or as Bankers shall direct, which directions may be verbal, but shall be confirmed in writing promptly after having been given. Any such surveys or written reports of such tests, examinations or investigations shall be expressly certified to the undisclosed principal of Agent and any nominee of such principal acquiring title to the Real Estate or shall otherwise expressly acknowledge that such principal and nominee shall be entitled to rely thereon to the same extent as if such principal or nominee had obtained such surveys or reports directly. Agent shall forward to Bankers copies of all such surveys and reports or other written information with respect to such tests, examinations and/or investigations and shall furnish Bankers with copies of any and all other information obtained by Agent pursuant to the Contracts. All costs and expenses payable by Agent to the companies performing such surveys, tests, examinations or investigations shall be included within Project Costs as hereinafter defined, and shall be payable by Bankers to Agent.

           5. Cost Statements. Agent shall submit to Bankers twenty-four (24) hours prior to closing an itemized statement (the "Cost Statement") of all amounts due and payable at Closing under the Contracts and for Project Costs, and its good faith estimate of those Project Costs which will become due and payable after Closing. At Closing, Bankers shall pay such sums to Agent or the applicable party under the Contracts. Agent shall pay all bills and invoices which are Project Costs promptly upon payment from Bankers and shall furnish Bankers with proof of such payment upon request. If post closing Project Costs differ from Agents good faith estimate, Agent and Bankers shall reconcile such sums within sixty (60) days after Closing. "Project Costs" shall mean all costs and expenses incurred by Agent in connection with the Real Estate, the Contracts and this Agreement, including, without limitation, legal and other professional fees.

          6. Agent's Compensation. In addition to reimbursement of Project Costs, as consideration for the services rendered by Agent pursuant to this Agreement, Bankers shall pay Agent, in immediately available funds at Closing, ten percent (10%) of the lease termination fee received by Bankers from the current tenant of the Real Estate.

          7. Default. If Bankers or Agent fails to satisfy any of their respective obligations under this Agreement, and such failure continues for fifteen (15) days after written notice thereof from the other party, then the other party may terminate this Agreement (subject to Bankers' continued indemnity obligations pursuant to paragraph 8 below) or exercise any other right or remedy hereunder or at law or in equity.

          8. Indemnification. Bankers shall defend, indemnify and hold Agent, its parents and affiliates, and its or their respective officers, directors and employees (collectively, the "Agent Indemnities"), harmless from and against any and all third-party claims or liabilities and all losses, damages, suits, costs, fees, charges, commissions and expenses in connection therewith (including, without limitation, reasonable attorneys' fees) (collectively, for purposes of this paragraph 8, the "third-party liabilities") arising out of or alleged to arise out of
(a) appraisals, surveys, tests, examinations and/or investigations of the Real Estate (or any part thereof) which Agent shall cause to be performed, (b) the termination of any Contract by Agent at the direction of Bankers or the nonperformance by Agent, at the direction of Bankers, of its obligations under any Contract,
(c) the nondisclosure by Agent that it is acting for the account of and on behalf of Bankers in the purchase of the Real Estate and performance of the services contemplated by this Agreement, (d) the failure of Bankers to pay any amounts to be paid by it under this Agreement, or (e) directly or indirectly, Agent's performance of its obligations under this Agreement. Such indemnity and obligation to defend shall be effective regardless of whether the third-party liabilities are caused or alleged to be caused by the negligence (including the concurrent or sole and exclusive negligence), breach of contract, strict liability or other breach of duty of any Agent Indemnitee, but shall not apply or extend to third-party liabilities caused or alleged to be caused by the reckless conduct, fraud or willful or wanton misconduct of any Agent Indemnitee. This indemnity shall survive the termination of this Agreement.

          9. Assignment. Prior to Closing, Agent shall assign its interest under the Contracts to Bankers or a nominee of Bankers and Bankers or a nominee of Bankers shall assume the liabilities thereunder and take title to the Real Estate at Closing.

          10. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Indiana. In the event any suit or action is brought under or in connection with this Agreement, such suit or action shall be brought in a court in the State of Indiana, and Agent hereby consents and submits itself to the jurisdiction of such court and agrees to service of process by courts located in Indiana.

          11. Entire Agreement. This Agreement contains all of the agreements, representations and warranties of the parties hereto with respect to the specific subject matter hereof (but not as to any other matters) and supersedes all prior discussions, understandings or agreements with respect to the specific subject matter hereof. This Agreement may not be amended or modified except by an instrument signed by the parties hereto.

          12. No Warranties. Agent, in performing its services under this Agreement, makes no representations or warranties, express or implied, with respect to the environmental, structural, mechanical or other condition or present or future value of the Real Estate.

          13. Attorneys' Fees. The prevailing party in any legal proceeding brought by or against the other party under or in connection with this Agreement shall be entitled to recover court costs and reasonable attorneys' fees from the non-prevailing party.

          14. Authority. The undersigned persons executing this Agreement on behalf of Agent and Bankers, respectively, represent and certify that (a) they are fully empowered and duly authorized by all necessary action of Agent or Bankers, respectively, to execute and deliver this Agreement and (b) this Agreement is the legal, valid and binding obligation of Agent or Bankers, respectively.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed this 17th day of December, 1993.

                              BANKERS NATIONAL LIFE INSURANCE
                                COMPANY


                              By:/s/ DONALD F. GONGAWARE
                                 ________________________________

                              Printed Name: Donald F. Gongaware

                              Title:  President and Chief Operating Officer

                              BROWNING INVESTMENTS, INC.


                              By: /s/ F. RICHARD REMBUSCH
                                 --------------------------------

                              Printed Name: F. Richard Rembusch

                              Title: Executive Vice President

           CONTRACT FOR PURCHASE OF REAL ESTATE

               OFFER TO PURCHASE REAL ESTATE

    BROWNING INVESTMENTS, INC. on behalf of its nominee or assignee ("Purchaser"), hereby offers to purchase from CONGRESSIONAL BOULEVARD INVESTORS, INC. ("Seller") all of that certain real estate owned by Seller, commonly known as 11790 North College Avenue, Carmel, Indiana, consisting of approximately 12.970 acres (the legal description of which real estate will be subject to precise determination by survey as provided in Section 7.1 below), together with all buildings, improvements, tangible personal property and fixtures located thereon, attached to or used in connection therewith, all rights, privileges and appurtenances thereto, Seller's interest in and to that certain lease between Seller as landlord and Wal-Mart Stores, Inc. (successor to the Wholesale Club, Inc.) as tenant (the "Wal-Mart Lease"), together with any and all other leases, and all rents, security deposits, licenses and/or permits with respect thereto, seller's interest in all service, maintenance, management or other contracts (if accepted by purchaser and otherwise terminated) relating to the ownership or operation thereof and Seller's interest in all warranties or guaranties relating thereto, (collectively referred to as the "Real Estate"), for Three Million Seven Hundred Thousand Dollars ($3,700,000.00) (the "Purchase Price"), subject to and upon the following terms and conditions:

  1. Earnest Money Deposit. Immediately upon acceptance of this Offer by Seller (the "Acceptance Date"), Purchaser shall deposit Five Thousand Dollars ($5,000.00) (the "Earnest Money") with Hamilton Title Security, Inc., an agent for Ticor Title Insurance Corporation (the "Title Insurer"). PURCHASER SHALL FORFEIT THE EARNEST MONEY TO SELLER IF PURCHASER FAILS OR REFUSES TO
PERFORM ITS OBLIGATIONS HEREIN SPECIFIED AND ALL CONDITIONS AND REQUIREMENT OF THIS CONTRACT HAVE BEEN SATISFIED. Such forfeiture of Earnest Money shall constitute liquidated damages and shall be Seller's sole remedy at law or in equity. The Earnest Money otherwise shall be refunded or forfeited in accordance with the terms contained in this Offer, and, if all of the terms and conditions of this Offer are satisfied or waived and the transaction is closed, then the Earnest Money shall be applied to the Purchase Price.

  2. Payment of Purchase Price. On closing this transaction, Purchaser shall pay Seller the Purchase Price, less the Earnest Money and any other credits, reductions or prorations for which this Contract provides.

  3. Closing Date. Subject to all other terms and conditions set forth in this Contract, the transaction shall be closed not later than ten (10) days after the expiration of the period referred to in Section 7.3, with the exact date of closing (the "Closing Date") to be specified by Purchaser in a written notice delivered to Seller, it being the intent of the parties that both Purchaser and Seller shall use all good faith efforts to close this transaction prior to December 31, 1993. The closing will take place at the office of the Title Insurer or such other place as the parties may mutually agree upon in writing.

  4. Closing Documents. At closing, Seller shall deliver:   (a) a fully
executed General Warranty Deed conveying to Purchaser merchantable and marketable fee simple title to the Real Estate free of any and all liens, encumbrances, easements, restrictions, covenants or other title defects, except the lien of nondelinquent real estate taxes and other matters, if any, disclosed in the Title Commitment (as hereinafter defined) and accepted by Purchaser in writing; (b) a vendor's affidavit in form and substance satisfactory to Purchaser and the Title Insurer; (c) a non-foreign person affidavit in form and substance satisfactory to Purchaser and the Title Insurer; (d) a Bill of Sale with warranty of title to any and all personal property comprising a portion of the Real Estate; (e) an assignment of all warranties and bonds related to the Real Estate; and (f) all other documents and/or funds, if any, required from Seller to convey the Real Estate to Purchaser. At Closing, Purchaser and tenant under the Wal-Mart Lease shall execute a Termination of Lease under terms and conditions mutually satisfactory to Purchaser and such tenant.

  5. Date of Possession. Possession of the Real Estate shall be delivered to Purchaser on the Closing Date, free and clear of all rights and claims of any other party to the possession, use or control of the Real Estate excepting only tenant under the Wal-Mart Lease.

  6. Taxes and Assessment. Purchaser assumes and agrees to pay all assessments for governmental and private improvements becoming payable after the Closing Date and installments of real estate taxes first payable in 1994 and thereafter. Seller shall pay all assessments for governmental and private improvements not assumed by Purchaser and both installments of real estate taxes payable in 1993. Seller shall pay all common area expenses attributable to the Real Estate for the period through December 31, 1993.

  7. Conditions of Performance. Purchaser's obligations under this Contract are subject to the timely and complete satisfaction of the following conditions, unless waived in writing by Purchaser.

    7.1 Survey.   Seller, at its cost and expense and within fifteen (15) days after the Acceptance Date, shall provide Purchaser with a survey of the Real Estate satisfactory to Purchaser, conforming to the Minimum Standards for an Indiana Land Title Survey, certified as of a current date by Schneider Engineering Corporation, stating that the Real Estate is not located in a flood plain, showing no encroachments on the Real Estate, showing that the improvements are located entirely within the bounds of the Real Estate and showing all on- and offsite easements affecting the Real Estate. The survey shall establish the precise perimeter legal description of the Real Estate.
In the event Seller fails to provide Purchaser with a survey as and when required under this Section 7.1, Purchaser shall have the right to obtain the survey at Seller's expense, or credit the cost thereof against the Purchase Price.

7.2 Title Insurance. Seller, at its cost and expense and within fifteen (15) days after the Acceptance Date, shall provide Purchaser with a title insurance commitment for the Real Estate issued by the Title Insurer, in which commitment the Title Insurer shall agree to (a) insure for the full amount of the Purchase Price merchantable and marketable fee simple tile to the Real Estate in the name of Purchaser, free of all exceptions (including without limitation, the standard exceptions), except only the lien of nondelinquent real estate taxes and assessments and any other matters that Purchaser may accept in writing and
(b) issue such endorsements as Purchaser may reasonably request (including, without limitation endorsements insuring access to the Real Estate from and to all adjacent streets and highways, and a 3.1 zoning endorsement)(the "Title Commitment"). At closing, Seller, at its cost and expense, shall deliver to Purchaser an owner's policy of title insurance issued by the Title Insurer in conformity with the Title Commitment. In the event the Seller fails to provide Purchaser with the Title Commitment as and when required under this Section 7.2, Purchaser shall have the right to obtain the Title Commitment at Seller's expense, or credit the cost thereof against the Purchaser Price.

    7.3 Condition of Real Estate. Purchaser, at its cost and expense and within twenty (20) days after receipt of the title and survey pursuant to 7.1 and 7.2 above, shall have determined, in its sole discretion, that: (a) the Real Estate enjoys rights of access to and from public ways, roads and streets which are adequate for Purchaser intended use and development; (b) the remodeling of any of the buildings and/or other improvements located on or in the Real Estate will not violate any applicable laws, statutes, ordinances, rules or regulations or require extraordinary or unusually costly techniques; (c) the Real Estate is suitable for and will support and permit Purchaser's intended use and development; (d) the prospects for the obtaining of all other permits and approvals, public and private, necessary for Purchaser's intended use and development, are satisfactory to Purchaser; (e) no tenant or any other party has any rights or claims to possession of the Real Estate; (f) the Real Estate is free and clear of any and all asbestos, toxic or hazardous material or containment and/or the material threat of contamination thereby; (g) all buildings and other improvements and all mechanical components thereof are structurally sound, in good working order and in compliance with all applicable governmental laws, ordinances, regulations, orders and requirements; and (h) all utilities useful for Purchaser's intended use and development (including, if applicable, storm and sewer drainage, water, electric, gas, and telephone) are available at the property lines in sufficient quantities, pressures and/or capacities for Purchaser's intended use, without hookup, tap in or other charges, excepting only nominal charges normally incurred and charged by the applicable public utility.

    7.4 Litigation and Representations. As of the Closing Date, no action or proceeding before a court or other governmental agency or officer shall be pending (and to the best of either Seller's or Purchaser's knowledge, no such action or proceeding shall be threatened) that might impair the value of the Real Estate or prevent Purchaser from undertaking and completing Purchaser's intended use and development of the Real Estate. As of the Closing Date, the representation and warranties set forth in Section 9 shall be true and accurate.

    7.5 Lease Termination Agreement. As of the Closing Date, Purchaser shall have a binding and enforceable agreement with tenant under the Wal-Mart Lease, pursuant to which Purchaser shall in a simultaneous closing terminate the Wal-Mart Lease for a termination fee of One Million Dollars ($1,000,000.00).

  8. Nonperformance. In the event that one or more of the conditions set forth in Section 7 are not timely and completely satisfied, Purchaser may cancel this Contract and all of its obligations hereunder by written notice to Seller, in which event, all Earnest Money deposited shall be immediately refunded to Purchaser.

  9. Representations and Warranties. Seller hereby represents and warrants to Purchaser that (a) there is no condemnation or similar proceeding which is pending or threatened against the Real Estate or any part thereof; (b) Seller has not received any notification from any governmental agency, authority or instrumentality of any pending or threatened assessments on or against the Real Estate for the cost of public improvements to be made with respect to the Real Estate or any part thereof; (c) after the Acceptance Date, Seller will not enter into any lease or other agreement affecting the Real Estate or the possession, use or control thereof; (d) after the Acceptance Date, Seller will not create, permit or suffer any lien or other encumbrance to attach to or affect the Real Estate and improvements thereon, except for the lien of nondelinquent real estate taxes; (e) to the best of Seller's knowledge and belief there are no underground fuel, chemical or other storage tanks located in the Real Estate; and (f) to the best of Seller's knowledge and belief the Real Estate has not been used for the treatment, storage or disposal of or otherwise contaminated by any hazardous or special wastes, substances, materials, constituents, pollutants or contaminants (as defined by federal, state or local laws, statutes, ordinances, rules or regulations).

   10. Damage and Condemnation. If at any time after the Acceptance Date (a) the buildings or improvements located on the Real Estate shall be damaged or destroyed, (b) the Real Estate shall be condemned, in whole or in part, or (c) any notice of condemnation shall be given, then Purchaser, at its sole option, may cancel the Contract or proceed with closing. If Purchaser elects to proceed with closing, then Purchaser may (a) apply the proceeds of any condemnation award or insurance policy to reduce the Purchase Price or (b) accept an assignment of such proceeds. If Purchaser elects to cancel this Contract, as provided in this Contract, all Earnest Money deposited shall be immediately refunded to Purchaser.

   11. Inspection. Purchaser, its employees, agents and independent contractors shall have the right from time to time to enter upon the Real Estate and conduct all surveys, tests, inspections and examinations which Purchaser deems necessary. Seller, at its cost and expense and within ten (10) days after the Acceptance Date, shall provide Purchaser with copies of all plans, specifications, contracts, warranties, service agreements, and other documents in Seller's possession or control pertaining to the construction, operation or maintenance of the Real Estate.

   12. Notices. All notices shall be deemed delivered to Seller when deposited in the U.S. Mail, addressed to Seller at Mr. George X. Cannon, Congressional Boulevard Investors, Inc., 950 North Meridian Street, Suite 200, Indianapolis Indiana 46204, and to Purchaser when so deposited and addressed to Purchaser at 11550 North Meridian Street, Carmel, Indiana 46032, Attn: F. Richard Rembusch.

   13. Specific Performance. Seller agrees that money damages are not an adequate remedy for breach of this Contract by Seller, and, in addition to any other remedies available to Purchaser in the event of a breach by Seller, Purchaser shall be entitled to (a) the remedy of specific performance to enforce the terms hereof, (b) cure Seller's breaches of any representation, warranty or other provision of this Contract, and/or expend amounts or take any other action to cure and remove any title defect created, permitted or suffered by Seller after the Acceptance Date and not permitted hereunder, and/or (c) cancel this Contract and all of its obligations hereunder by written notice to Seller, in which event all Earnest Money deposited shall be immediately refunded to Purchaser. Any and all amounts incurred by Purchaser to cure or remove Seller's breaches and/or title defects shall be credited against the Purchase Price at closing

   14. Brokers. Purchaser and Seller each hereby represent and warrant that they have not dealt with any broker in connection with the sale and purchase of the Real Estate excepting only that Seller shall pay Browning Investments, Inc. a broker's fee of three percent (3%) of the Purchase Price. Purchaser and Seller hereby further represent and warrant that no fee, commission or similar compensation shall be payable by Seller or Purchaser to any Broker or any other person, as a result of the purchase and sale of the Real Estate except Seller's obligation to Browning Investments, Inc. as set forth in the preceding sentence.

  15. Nominee. On or before the Closing I)ate, Purchaser shall have the right to assign all or any portion of its rights under this Contract to any nominee or assignee of Purchaser; provided, however, that Purchaser shall remain liable to perform its obligations under this Contract, and further provided that such assignment shall not include Browning Investment Inc.'s right to receive a broker's commission as provided for in paragraph 14 above..

  16. Survival and Indemnity. All representations and warranties set forth in this Contract shall survive the closing, and Seller and Purchaser shall each indemnify and hold the other harmless from and against all costs and damages (including attorneys' fees and court costs) incurred as a result of any breach of any representation or warranty by Seller or Purchaser, respectively.

  17. General. The terms and provisions of this Contract shall be governed and construed in accordance with the laws of the State of Indiana. The captions and section numbers shall not be considered in any way to affect the interpretation of this Contract. This Contract shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, and personal representatives. This Contract is the final expression of the complete and exclusive agreement between Seller and Purchaser and supersedes all prior offers, negotiations and discussions. The term "Contract" as used herein means the contract arising between the parties on the terms of this Offer after acceptance by Seller.

  18. Authority. Except as expressly provided otherwise herein, each undersigned person signing on behalf of any party that is a corporation, partnership or other entity certifies that (a) he is fully empowered and duly authorized by any and all necessary action or consent required under any applicable articles of incorporation, bylaws, partnership agreement or other agreement to execute and deliver this Contract for and on behalf of said party,
(b) that said party has full capacity, power and authority to enter into and carry out its obligations under this Contract, and (c) that this Contract has been duly authorized, executed and delivered and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms.

  19. Recording. This Contract shall not be recorded. However, upon request by Purchaser, Seller shall execute a deliver to Purchaser, duplicate originals of a memorandum of this Contract, in recordable form, satisfactory to Purchaser, in its sole discretion.

  20. Attorneys' Fees. Either party to this Contract who is the prevailing party in any legal or equitable proceeding against any other party to this Contract brought under or with relation to the Contract or the transaction contemplated hereby shall, in addition to any other remedy at law or provided for herein, be entitled to recover court costs and reasonable attorneys' fees from the nonprevailing party.

  21. Duration of Offer. This Offer shall expire if written acceptance endorsed herein is not delivered to Purchaser at the address specified in Section 12 on or before November 30, 1993.

  This Offer to Purchaser is hereby executed this       day of            1993,
as to Purchaser.

                            PURCHASER: BROWNING INVESTMENTS, INC.


                            By: /s/ MICHAEL G. BROWNING
                                --------------------------
                            Printed: Michael G. Browning

                            Title:  President

                  ACCEPTANCE OF OFFER

   Seller hereby accepts the foregoing Offer on this 30th day of November, 1993

                            SELLER:  CONGRESSIONAL BOULEVARD INVESTORS, INC.


                            By: /s/ JAMES C. MAY
                                -----------------------------
                            Printed:  James C. May

                            Title:    President

                                                         EXHIBIT B
               AGREEMENT FOR TERMINATION OF LEASE

          This Agreement for Termination of Lease ("Agreement") made this ____ day of December, 1993 by and between Browning Investments, Inc. ("BII"), an Indiana corporation as prospective successor in interest to Congressional Boulevard Investors, Inc. ("Existing Landlord") and The Wholesale Club, Inc. ("Tenant"), WITNESSES that:

          WHEREAS, BII is the contract purchaser of certain real property more particularly described on Exhibit A attached hereto and incorporated herein by this reference and commonly known as 11790 North College Avenue, Carmel, Indiana (the "Leased Premises") pursuant and subject to the terms and conditions of a certain contract for purchase of real estate between BII and Existing Landlord dated November 30, 1993 ("Purchase Contract");

          WHEREAS, Existing Landlord and Tenant entered into a certain lease agreement (the "Lease") dated August 4, 1987 for the Leased Premises;

          WHEREAS, Tenant has vacated the Leased Premises under the Lease, but has continued to pay rent and perform its other obligations under the Lease;

          WHEREAS, Tenant desires to terminate and be relieved of its obligations under the Lease;

          WHEREAS, BII, upon consummation of its purchase of the Leased Premises, is willing to accommodate Tenant's desire upon certain terms and conditions set forth herein;

          NOW THEREFORE, in consideration of the premises, the mutual covenants contained herein and each act to be performed hereunder, the parties agree, subject only to the closing of the sale by Existing Landlord to BII of the Leased Premises on or prior to December 31, 1993, as follows:

          1. Surrender. Tenant agrees to surrender possession of the Leased Premises in broom clean condition (including removal of freezers and coolers, an 8112 G-2 alarm panel and associated equipment, and a "cram-a-lot" compactor), together with delivery of all keys, plans, specifications, manuals, warranty information, and all other construction, maintenance and operation documents and equipment related to the Leased Premises to the extent the same is in Tenant's possession or under its control, including all fixtures, equipment and personal property attached thereto or located thereon and used in connection therewith, to BII on the same date as BII's purchase of the Leased Premises (the "Effective Date"). BII, its employees, agents and independent contractors shall have the right from time to time after the date hereof to enter upon the Leased Premises to conduct such inspections, tests and examinations as BII deems necessary, provided that BII shall indemnify, defend and hold Tenant harmless from all expenses, damages, liabilities (including attorneys fees and court costs) and third party claims associated with such inspections, tests and examinations, which indemnity shall survive the closing of the lease termination.

          2. Proration. BII and Tenant agree that all items of expense regarding the use, operation and business of the Leased Premises, which cannot be or are not terminated as of the Effective Date shall be prorated between BII and Tenant as of the Effective Date with Tenant to pay all items through and including the Effective Date. Utility service shall be transferred and placed in the name of BII as of the Effective Date and Tenant shall pay all utility expenses through the Effective Date. Tenant shall identify and provide copies of all contracts and agreements affecting the Leased Premises to BII by December 20, 1993 and shall, at its cost, terminate all such contracts and agreements as of the Effective Date unless specifically requested otherwise by BII. In addition, Tenant shall, pursuant to paragraph 20 of the Lease, pay BII at closing so much of the real estate taxes for 1993 due and payable in 1994 as shall be allocable to Tenant by proration as of the Effective Date. The current tax rate shall be used for the purposes of such proration if the applicable tax rate has not been set. The Base Rent for the month of December 1993, shall not be prorated.

          3. Termination Fee. In addition to other sums due BII at closing under this Agreement, Tenant shall pay BII One Million Dollars ($1,000,000).

          4. Lease Termination. Upon the Effective Date, delivery of the Leased Premises pursuant to Section 1 of this Agreement, and payment to BII, in immediately available funds, of all sums due pursuant to Sections 2 and

3 of this Agreement, BII and Tenant shall release each other from any and all of its obligations arising under the Lease pursuant to the form of Release and Termination of Lease ("Release") attached hereto as Exhibit B. It is anticipated that the closing shall be by escrow pursuant to which Tenant shall deliver the executed Release and wire sufficient funds to Hamilton Title Security, Inc., 11711 North Pennsylvania, Suite 110, Carmel, Indiana, such Release and funds to be delivered to BII upon BII's purchase of the Leased Premises pursuant to the Purchase Contract and execution of the Release.

          5. Waiver of Right of First Refusal. Tenant hereby waives its right of first refusal and right of purchase under Article XIX of the Lease as such rights pertain to BII's purchase of the Leased Premises.

          6. Nominee. On or before the Effective Date, BII shall have the right to assign or transfer all of its rights under this Agreement to any nominee or assignee of its rights under the Purchase Contract.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

THE WHOLESALE CLUB, INC.      BROWNING INVESTMENTS, INC.

By: ________________________       By: _________________________

Printed: ___________________       Printed: ____________________

Its: _______________________       Its: _________________________

                            EXHIBIT A

                        LEGAL DESCRIPTION


     Part of the Southwest Quarter of Section 36 and part of the Southeast Quarter of Section 35 in Township 18 North, Range 3 East of the Second Principal Meridian in Hamilton County, Indiana, being more particularly described as follows:

     Commencing at the Southwest corner of the said Southwest Quarter Section; thence North 89 degrees 07 minutes 52 seconds East (Assumed Bearing) along the South Line of the said Southwest Quarter Section 148.00 fee; thence North 00 degrees 16 minutes 22 second West, parallel with the West line of the said Southwest Quarter Section 734.0 feet; thence North 89 degrees 07 minutes 52 second East, parallel with the said South Line 450.06 feet; thence North 00 degrees 16 minutes 22 seconds West, parallel with the said West Line, 763.27 feet to the Beginning Point; thence South 89 degrees 07 minutes 52 seconds West
432.11 feet; thence South 60 degrees 05 minutes 00 seconds West 335.00 feet to a curve having a radius of 500.0 feet, the radius point of which bears South
60 degrees 05 minutes 00 seconds West; thence Northwesterly along the said curve 281.57 feet to a point which bears North 27 degrees 49 minutes 03 seconds East 343.29 feet; thence North 88 degrees 57 minutes 26 seconds East, parallel with the thence South 00 degrees 16 minutes 22 seconds East, parallel with the said west line 490.00 feet to the Beginning Point, containing 12.970 acres, more or less.

                            EXHIBIT B

                RELEASE AND TERMINATION OF LEASE

          This Release and Termination of Lease made this _____ day of December, 1993, by and between _________________________, successor in interest to Congressional Boulevard Investors, Inc. ("Landlord") and The Wholesale Club, Inc. ("Tenant"), WITNESSES THAT:

          WHEREAS, the predecessor in interest to Landlord and Tenant entered into a certain lease ("Lease") dated August 4, 1987 with respect to leased premises (the "Leased Premises") situated at 11790 North College Avenue, Carmel, Indiana, a memorandum of which Lease was recorded in the Recorder's Office of Hamilton County, Indiana as Instrument No. 87-29183 on August 10, 1987; and

          WHEREAS, Tenant has vacated the Leased Premises and desires to terminate and be relieved of its obligations under the Lease; and

          WHEREAS, Landlord desires to accept the Leased Premises and terminate and be relieved of its obligations under the Lease;

          NOW THEREFORE, in consideration of the premises Tenant surrenders possession of the Leased Premises to Landlord and Landlord accepts the surrender thereof "as is" as of the date hereof (excepting only the condition of the HVAC equipment, as to which Tenant shall have and hereby acknowledges a continuing obligation to promptly complete the workmanlike repair of such HVAC equipment to proper working order, which obligation is intended to survive this Release and Termination of Lease) and Landlord and Tenant each further agree that the Lease is canceled and terminated, all immediately as of the execution of this Release and Termination of Lease. Landlord and Tenant each mutually release the other and their respective successors and assigns and all past or present officers, directors, partners, agents and employees from any and all claims, demands, damages, causes of action, obligations, liabilities or duties to the other arising under the Lease or with respect to the ownership, use or possession of the Leased Premises pursuant thereto.

          Tenant hereby indemnifies and holds Landlord harmless from and against any and all claims, demands, suits, causes of action, losses, damages, costs or expenses (including attorneys fees) (collectively "Claims") relating to Tenant's use or possession of the Leased Premises prior to the date hereof. Landlord hereby indemnifies and holds Tenant harmless from and against any and all Claims relating to Landlord's ownership, use or possession of the Leased Premises on or subsequent to the date hereof, excepting only any Claims relating to Tenant's repair of the HVAC equipment.

          Landlord and Tenant each represent and warrant to the other that they are the landlord and tenant, respectively, under the Lease, that the undersigned persons are fully empowered and authorized by all necessary action of Landlord and Tenant, respectively, to execute and deliver this Release and Termination of Lease and that this Release and Termination of Lease is valid, binding and enforceable against Landlord and Tenant, respectively.

          This document is intended by the parties to be recorded in the Recorder's Office of Hamilton County, Indiana and to cross reference the Memorandum of Lease set forth above.

          IN WITNESS WHEREOF, the parties have executed this Release and Termination of Lease as of the date first written above.

     LANDLORD                                TENANT

______________________________THE WHOLESALE CLUB, INC.

By: _________________________ By: _________________________

Printed: _____________________Printed: _____________________

Its: _________________________Its: _________________________


STATE OF INDIANA    )
                    ) SS:
COUNTY OF _________)

          Before me, a Notary Public in and for the State of Indiana, personally appeared
____________________, the ___________, of _______________________, who
acknowledged the execution of the
foregoing Release and Termination of Lease for and on behalf of said
_____________.

          WITNESS my hand and Notarial Seal this _____ day of December, 1993.

                                   ______________________________
                                   Notary Public

                                   ______________________________
                                   Printed

I am a resident of ___________ County, Indiana.

My commission expires: ________________.



STATE OF _________)
                    ) SS:
COUNTY OF _______)

          Before me, a Notary Public in and for the State of ____________, personally appeared
_________________, the ___________, of The Wholesale Club, Inc., who
acknowledged the execution of the foregoing
Release and Termination of Lease for and on behalf of The Wholesale Club, Inc.

          WITNESS my hand and Notarial Seal this _____ day of December, 1993.

                                   ______________________________
                                   Notary Public

                                   ______________________________
                                   Printed

I am a resident of ___________ County, ___________.

My commission expires: ________________.

This instrument prepared by George W. Somers, Attorney-at-Law, Baker & Daniels, 300 North Meridian Street, Suite 2700, Indianapolis, Indiana 46204.